Management Statement Regarding Compliance with

Certain Provisions of the Investment Company Act of 1940



We, as members of management of Firstar Funds, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of March 26, 1999.


Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 26, 1999 with respect to securities and similar investments reflected in the investment account of the Company.



Firstar Funds, Inc.

By:


/s/ Laura Rauman

Laura Rauman

Vice President




/s/ Joseph Neuberger

Joseph Neuberger

Assistant Treasurer